Exhibit 99.1

News Release

Contact:     Sue Mallino
(404) 813-0463
sue.mallino@suntrust.com

For Immediate Release
February 14, 2018

SunTrust Announces Key Leadership Appointments

ATLANTA - SunTrust Banks, Inc. (NYSE: STI) today announced key leadership appointments to accelerate the execution of the company’s strategy.

First, Mark Chancy, vice chairman and head of the Consumer Segment, and Beau Cummins, corporate executive vice president and head of the Wholesale Segment, will become co-chief operating officers. They will assume responsibility for Operations supporting their businesses and gain expanded responsibilities. Chancy will add oversight of Marketing and Data & Analytics and Cummins will add oversight of the SunTrust Efficiency Office and Procurement.

“Mark Chancy and Beau Cummins are accomplished leaders with experience leading large organizations and delivering value for our clients, teammates, communities and shareholders. This expansion of their respective roles will build upon that success,” said Bill Rogers, SunTrust chairman and CEO.

Separately, Aleem Gillani, chief financial officer, has announced his plans to retire from the company in the second quarter. He will be succeeded by Allison Dukes, currently head of Commercial Banking, effective March 31, 2018. Dukes will report to Rogers immediately to begin the transition and join the SunTrust Executive Council.

“Aleem Gillani’s tenure at SunTrust has propelled us forward, and we are a stronger company because of his leadership and strategic counsel. He contributed to six consecutive years of performance improvement since becoming CFO in 2011 and we wish him the very best in retirement,” said Rogers. “Allison Dukes has built an impressive track record of accomplishments since joining the company in 1997, including leadership roles in Commercial Banking, SunTrust Robinson Humphrey, Finance and Private Wealth Management.”

Rogers continued, “These leadership changes build upon the momentum we have generated and position SunTrust to further realize the growth opportunities we have across the company.”

About SunTrust Banks, Inc.

SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2017, SunTrust had total assets of $206 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment,

Exhibit 99.1

mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
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